EXHIBIT 99.1

RENAVOTIO, INC. (RIII) Provides Shareholder Updates

Tulsa, OK, May 13, 2022 (GLOBE NEWSWIRE) -- Renavotio, Inc. (OTCQB: RIII) (the “Company”), an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, IoT, water, waste management technology, and related industries, announces its current shareholder updates.

The Company has amended its note due in April from the $2.1-million-dollar glove purchase in February with the plan to pay the balance in July 2022.  The Company has paid $1,230,000 from sales on the note and plans to allocate from planned sales to pay the balance due in July.  The Company has also completed the purchase of new work trucks and the reconditioning of its installation equipment. Utility Management has begun the bidding process on new business, outbidding 3 of its 4 competitors on a recent water and sewer management contract and narrowly missing the award. New bidding opportunities are starting to become available with new funds from the infrastructure bill opening opportunities for the Company.

We continue to plan for expansion and to bid on additional projects, we have recently secured $200,000 in short term funding to pay audit expense and projected shipping cost for our inventory, we received advances on our future revenues for our short-term capital needs,  and we put a $750,000 line of credit in place guaranteed by  CEO William Robinson to draw against for future working and expansion capital. We have secured delivery space on ships from our storage facility in China heading to our storage facility in the Miami-Dade and we are shipping the 200,000 boxes of VGloves to be held in inventory for immediate sale.  The recent cease and desist order filed against Defendants named include Verizon, Cox, T-Mobile, U.S. Cellular, AT&T, Mobilitie, Renavotio Inc., construction contractors, and multiple city of Tulsa departments and state commissions only effects work in the Oklahoma area, and along with the other defendants, we are  filing to have this case dismissed.   The Company is currently looking to bid on work in states outside the Oklahoma area.

The Company is moving forward on completing and simultaneously filing its amended 2020 10-K/A and the 2021 10-K as a combined filing along with the 2022 First Quarter 10-Q. As much as we wish it was immediate, we  will strive to have all our SEC filings current and projects to  be current by the end of June and further strive for  trading back on the OTC Bulletin Board pending approval by  OTC Markets and FINRA.

Billy Robinson, the CEO and Chairman of Renovatio commented, "As new opportunities continue to present themselves to us, we have restructured much of our long-term debt, created new revenues, and put in place a working capital line to help facilitate our future growth. As much as the re-audit of our Company has been painful by the length of time it has taken and the cost to the Company and shareholders, when completed it will give us a true picture of the Company and the issues caused by losing our former auditor will be behind us, moving forward with revenue producing opportunities, including those associated with the infrastructure bill, and reporting current information regarding Company developments and financial information to our current and future shareholders.

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About Renavotio, Inc.

Renavotio, Inc. (OTCQB: RIII) an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, the internet of all things, “(IoT”), water, waste management technology, and related industries. The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com.

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Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, markets and other conditions, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

(888) 928-1312

Email:brobinson@renavotio.com

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